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                            Simpson Industries, Inc.
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                (Name of Registrant as Specified in Its Charter)
                            Simpson Industries, Inc.
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[SIMPSON INDUSTRIES, INC. LETTERHEAD]



April 11, 2000

Dear Institutional Investor:

You may be aware that an analyst at Institutional Shareholder Services recently issued a recommendation to its clients in favor of the election of John Dyson's nominees to our Board and the approval of his sell the company proposal.

As a general matter, we absolutely disagree with his dismissal of the opportunities presented by the current transformation of the auto supply industry. The ISS analysis merely restates Dyson's facile and ill-informed arguments. We are not alone in our disagreement. Several industry analysts have recently stated that MMI has not presented a viable plan. They do not believe an auction of the Company to be a reasonable prospect.

However, we are particularly disturbed because ISS discounts or ignores real world concerns that get in the way of ISS's belief that "the quest for a strategic transaction" [translation, "sale"] should be pursued with the same vigor and determination as management's operational vision for the company". Such real world concerns pose severe risk to the shareholders. The report is also based on analyses that are, at best, unsophisticated. Because ISS does not have any fiduciary responsibilities to your clients, the ultimate owner of the Simpson shares, we thought it best to share our concerns directly with you.

ELECTION OF DYSON'S NOMINEES AND APPROVAL OF THE PUBLIC AUCTION PROPOSAL COULD DAMAGE THE COMPANY DUE TO THE RISK IT POSES TO OUR ABILITY TO WIN AND LAUNCH LONG-TERM CONTRACTS AND TO RECRUIT AND RETAIN KEY EMPLOYEES.

The ISS analyst completely ignored our very real concern that election of Dyson's nominees and approval of the public auction proposal could substantially harm our ability to do business, diminishing both the value of the Company and your investment. Unlike most companies, Simpson's continued health is based on its ability to win large, long-term contracts because of the extended time horizons prevalent in our industry. As ISS concedes, we have been very successful recently in winning such contracts.

It has been our experience, however, that manufacturers awarding such contracts need reassurances that the winner will continue to be the party fulfilling the contract. Without such reassurances of continuing stability, they will not award the contract, for obvious reasons. We can not provide such reassurances of stability if three newly elected Directors are committed to the immediate sale of the company and the proposal has been approved.

Consequently, Dyson's success could result in a sale of the company at almost any price, since our inability to keep winning essential contracts will substantially erode the value of the business.


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Similarly, ISS ignores our very real concern that the instability caused by
Dyson's success could substantially affect our ability to recruit and retain engineers, designers and other key employees. We operate in full-employment environments. In the best of circumstances, it is hard to keep fully staffed with the employees we need to remain competitive given the shortage of qualified candidates in almost every engineering and IT category. Uncertainty concerning the future of the company will only make that worse. Several key employees have already expressed deep concern about their future with the company if Dyson is successful.

These concerns deserve serious consideration and should not be summarily dismissed in the manner of the ISS recommendation.

Do not misunderstand. WE ARE NOT OPPOSED TO A SALE OR ANY OTHER TRANSACTION THAT WOULD MAXIMIZE SHAREHOLDER VALUES. We have in fact pursued such opportunities, as ISS conceded. The process, however, needs to be managed carefully by a qualified, experienced Board. Regardless of ISS's fond wishes, the election of Dyson and his nominees with their one-plank platform to sell the company and the adoption of their proposal will put a for sale sign on Simpson, at least in the minds of our customers and employees.

IT IS PAINFULLY OBVIOUS TO US THAT ISS FAILS TO UNDERSTAND THE IMPACT OF DYSON'S EXTREMELY HIGH LEVERAGE RATIO. Interest and other carrying costs require leveraged investors to seek a hasty sale, rather than the best sale. WE ARE NOT AWARE OF ANY INVESTORS WHO REGARD CARRYING COSTS AS AN OPPORTUNITY TO HOLD ON FOR A HIGHER SALES PRICE.


A QUESTION OF ACCURACY

There are numerous other inaccuracies and fallacies in ISS's analysis. Among them:

     - The logic behind a 4.7% leveraged investor being entitled to 30% of the Board seats;

     - The "public company board experience" he refers to in citing the qualifications of the Dyson employee/nominees. Neither Mr. Lifflander nor Mr. Rivera have disclosed any experience as Directors of publicly traded companies;

     - An acknowledgment that the sale multiples cited by Dyson are overstated but then going on to present his own, equally facile analysis based on a simple database query based on SIC codes, rather than seeking the (less optimistic) opinions of analysts who actually follow the industry.

     - The chart presented as depicting MMI's "basis" in its Simpson shares which, incredibly, ignores MMI's margin debt and leveraged profit potential.

     - Citing the MMI nominees' "significant level of stock ownership" as their "single biggest qualifying factor". MMI is Dyson's private investment vehicle. We believe that Mssrs. Lifflander and Rivera are Dyson employees first and Simpson shareholders second.


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     -    Glossing over the risk shareholders would bear should Dyson prevail;
          the Company is immediately and publicly put on the block; the damage to its business cited above ensues; and an unacceptably low or no-premium offer is the end result. Given current industry valuations, we believe the risk is real.


PLEASE LET US PUT THIS DEBATE BACK IN THE BOARDROOM, WHERE IT BELONGS.

VOTE WITH OUR ASSURANCE TO YOU THAT ANY BONA-FIDE OFFERS FOR SIMPSON WILL BE CONSIDERED BY THE BOARD IN A PROFESSIONAL AND DELIBERATE MANNER.

VOTE WITH OUR ASSURANCE THAT YOUR INVESTMENT IN SIMPSON IS BEING OVERSEEN BY AN INDEPENDENT, EXPERIENCED AND DEDICATED BOARD THAT IS INTENT ON RETURNING THE MAXIMUM VALUE TO ALL INVESTORS, NOT JUST A SELF-INTERESTED FEW.

We will be contacting many of you over the next few days and look forward to discussing these important issues with you. In the meantime, if you have any questions for me or any of my fellow directors, please do not hesitate to call.

On behalf of the entire Simpson Board of Directors, I would like to thank you for your attention and support.

Sincerely,


/s/ Roy E. Parrott
Roy E. Parrott
Chairman and Chief Executive Officer